EX-99.1

ENERTECK CORPORATION

    10701 Corporate Drive, Suite 150, Stafford, Texas 77477

For Release
IMMEDIATE

BATL BioEnergy LLC INVESTS $3,000,000 IN ENERTECK CORPORATION

Contact:

Dwaine Reese	Chief Executive Officer	(281) 240-1787

Stafford, Texas: December 9, 2005. EnerTeck Corporation (ETCK - OTCBB) today announced that it has completed a $3,000,000 private equity financing from a new investor, BATL BioEnergy LLC. The proceeds from the financing will be used for general corporate purposes including funding the previously announced proposed acquisition of Ruby Cat Technology, the manufacturer of EnerBurn, the Company’s flagship product. Further, the Company will retire outstanding debt and payables and add to its sales and marketing staff. Additional use of proceeds from this financing may include funding of new project development.

In consideration for the financing, the Company issued the investor 2,450,000 shares of the Company’s Common Stock and issued the investor a 5-year warrant entitling the investor to acquire another 1,000,000 shares at $2.00 per share, which will net the Company a further $2,000,000 if exercised. Thomas Donino, President of BATL BioEnergy LLC, has also been appointed to the Board of Directors of the Company.

Dwaine Reese, CEO of EnerTeck, said: “I am pleased that an investor as sophisticated as BATL has decided to move ahead with its investment in our Company. We are pleased to have significantly enhanced our cash and liquidity position as a result of this investment and coupled with the additional cash forthcoming from warrant exercise; we do not anticipate any further offerings for some time. We believe that the validation of our business model through the rigorous due diligence process, coupled with successful proof of performance tests completed by large commercial consumers of diesel fuel, place EnerTeck at the forefront of energy technology companies globally. I look forward to moving ahead with developing sales and new markets for our product.”

EnerTeck Corporation, through its wholly owned subsidiary, EnerTeck Chemical Corp., specializes in the sales and marketing of a fuel borne catalytic engine treatment for diesel engines known as EnerBurn(tm).

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate”, “believe”, “estimate”, “plan”, “intend” and “expect” and similar expressions, as they relate to EnerTeck Corporation., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or for any other reason.